UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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Earthstone Energy, Inc.
(Name of Registrant as Specified in Its Charter)
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April 25, 2019
Dear Fellow Stockholder:
You are cordially invited to attend our Annual Meeting of Stockholders to be held on Wednesday, June 5, 2019 at 10:00 a.m., Central Daylight Time, at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The other directors and officers join me in extending this invitation.
It is important that your shares are represented at the meeting.  If you are unable to attend the meeting but have questions or comments about our operations, we would like to hear from you.
To assure that your shares will be voted at the meeting, please complete, sign, date and return your proxy card in the postage-paid envelope provided, or vote electronically via the Internet or by telephone using the instructions on the proxy card. Submitting your proxy will not affect your right to vote in person if you attend the meeting.
Sincerely,

FRANK A. LODZINSKI Chairman and Chief Executive Officer

Your vote is important.
Please vote by using the Internet, the telephone,
or by signing, dating, and returning the proxy card.

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Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380

NOTICE OF THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Date:	June 5, 2019

Time:	10:00 a.m. CDT

Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

Matters to be voted on:	1.	To elect three Class I directors to our board of directors to serve for a term expiring in 2022 and until their successors are duly elected and qualified;

	2.	To approve, on an advisory basis, the compensation of Earthstone’s named executive officers as disclosed in the accompanying Proxy Statement; and

	3.	To determine, on an advisory basis, the frequency of future advisory votes on the compensation of the Earthstone’s named executive officers.
Stockholders of record at the close of business on April 22, 2019, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. A complete list of our stockholders entitled to vote at the meeting will be available for examination at our offices in The Woodlands, Texas during ordinary business hours for a period of ten (10) days prior to the Annual Meeting.
It is important that your shares be represented and voted at the Annual Meeting. Stockholders are urged to vote their shares by one of the following methods whether or not they plan to attend the Annual Meeting: (1) vote via the Internet or by telephone using the instructions on the proxy card, or (2) complete, sign, date and return the enclosed proxy card in the self-addressed envelope (the self-addressed envelope requires no postage if mailed in the United States).
By Order of the Board of Directors,
/S/ WILLIAM A. WIEDERKEHR, JR.
WILLIAM A. WIEDERKEHR, JR.
Corporate Secretary
April 25, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
 FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 5, 2019

Pursuant to rules of the Securities and Exchange Commission, we are providing access to our proxy materials, on or about April 25, 2019, by notifying you of the availability of our proxy materials on the Internet. These proxy materials and our 2018 Annual Report on Form 10-K are available at https://www.iproxydirect.com/ESTE.

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ELIMINATING DUPLICATIVE PROXY MATERIALS	34
INCORPORATION BY REFERENCE	34
FORM OF PROXY	35

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2019 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

●	Time:	10:00 a.m. Central Daylight Time

●	Date:	June 5, 2019

●	Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

●	Record date:	April 22, 2019

●	Voting:
Stockholders as of the record date are entitled to vote. Each share of Class A Common Stock and Class B Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. The Class A Common Stock and the Class B Common Stock vote together as one class.

Meeting Agenda

●	Election of three Class I directors for terms expiring in 2022
●	Advisory vote on executive compensation
●	Advisory vote on the frequency of future advisory votes on executive compensation

Voting Matters	Recommendation of the Board	Page Reference (for more detail)
Election of Class I Directors	FOR EACH NOMINEE	7
Advisory vote on executive compensation	FOR	8
Advisory vote on the frequency of future advisory votes on executive compensation	EVERY 3 YEARS	9

Proposal 1. Director Nominees
The following table provides summary information about each of our directors, including our Class I director nominees. Each Class I director nominee is elected every three years by the three nominees receiving the highest number of votes cast. During 2018, no Class I director nominee, all of whom are current directors, attended fewer than 75% of the Board meetings and committee meetings on which he sits.

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Name	Class (1)	Age	Director Since	Position with the Company	Experience/ Qualifications	Independent	Audit Committee Membership	Compensation Committee Membership
Frank A. Lodzinski	I	69	2014	Chairman and Chief Executive Officer	Leadership, Industry Expertise, Operations and Experience

Ray Singleton	I	68	1989	Director	Industry Expertise, Operations and Experience

Wynne M. Snoots, Jr.	I	58	2017	Director	Finance and Industry Expertise

Douglas E. Swanson, Jr.	II	47	2014	Director	Finance and Industry Expertise

Brad A. Thielemann	II	42	2014	Director	Finance and Industry Expertise	X		X

Zachary G. Urban	II	41	2014	Director	Accounting and Finance	X	X

Jay F. Joliat	III	62	2014	Director	Finance, Industry Expertise and Experience	X	X	X

Phillip D. Kramer	III	63	2016	Director	Accounting, Finance and Experience	X	X	X

Robert L. Zorich	III	69	2014	Director	Finance, Industry Expertise and Experience

(1)	Class II directors serve until our annual meeting in 2020 and Class III directors serve until our annual meeting in 2021.

Proposal 2. Advisory Vote on the Compensation of Earthstone’s Named Executive Officers
We are asking stockholders to approve, on an advisory basis, the compensation of Earthstone’s named executive officers as disclosed in the accompanying Proxy Statement. Our Board recommends a FOR vote because it believes that our compensation program is currently adequate to retain, attract and incentivize our named executive officers on both a short-term and long-term basis in a manner beneficial to our stockholders. Further, our Board believes that our compensation program is reasonable in relation to comparable public companies in our industry.

Proposal 3. Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Earthstone’s Named Executive Officers
We are asking stockholders to vote, on an advisory basis, that future advisory votes on the compensation of Earthstone’s named executive officers be held every three years.

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OUR BOARD OF DIRECTORS
Our business and affairs are managed under the direction of our Board of Directors (the “Board”). Our Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), specifies that we shall not have less than three nor more than nine directors. Currently, our Board has nine members. Under our Certificate of Incorporation, each director holds office until the annual meeting of stockholders at which such director’s class is up for re-election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Our Certificate of Incorporation provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office to allow for staggered three-year terms.
As discussed more fully below under “Proposal 1—Election of Three Class I Directors,” Messrs. Lodzinski, Singleton and Snoots have been nominated for reelection at this Annual Meeting because of the expiration of the term of their class, Class I, on our classified board.
Below is information about each of our directors, including biographical data for at least the past five years and an assessment of the skills and qualifications of each director.

Class I Director Nominees for Election at the 2019 Annual Meeting

FRANK A. LODZINSKI Chairman and Chief Executive Officer Age: 69 Director Since: 2014
Mr. Lodzinski has served as our Chairman and Chief Executive Officer since December 2014. He also served as our President from December 2014 through April 2018. Previously, he served as President and Chief Executive Officer of Oak Valley Resources, LLC (“Oak Valley”) from its formation in December 2012 until the closing of its strategic combination with Earthstone in December 2014. Prior to his service with Oak Valley, Mr. Lodzinski was Chairman, President and Chief Executive Officer of GeoResources, Inc. from April 2007 until its merger with Halcón Resources Corporation (“Halcón”) in August 2012 and from September 2012 until December 2012 he conducted pre-formation activities for Oak Valley. He has over 45 years of oil and gas industry experience. In 1984, he formed Energy Resource Associates, Inc., which acquired management and controlling interests in oil and gas limited partnerships, joint ventures and producing properties. Certain partnerships were exchanged for common shares of Hampton Resources Corporation in 1992, which Mr. Lodzinski joined as a director and President. Hampton was sold in 1995 to Bellwether Exploration Company. In 1996, he formed Cliffwood Oil & Gas Corp. and in 1997, Cliffwood shareholders acquired a controlling interest in Texoil, Inc., where Mr. Lodzinski served as Chief Executive Officer and President. In 2001, Mr. Lodzinski was appointed Chief Executive Officer and President of AROC, Inc., to direct the restructuring and ultimate liquidation of that company. In 2003, AROC completed a monetization of oil and gas assets with an institutional investor and began a plan of liquidation in 2004. In 2004, Mr. Lodzinski formed Southern Bay Energy, LLC, the general partner of Southern Bay Oil & Gas, L.P., which acquired the residual assets of AROC, Inc., and he served as President of Southern Bay Energy, LLC upon its formation. The Southern Bay entities were merged into GeoResources in April 2007. Mr. Lodzinski has served as a director and member of the nominating and governance committee of Yuma Energy, Inc. since April 2019 and previously served on its audit committee from September 2014 to October 2016 and its compensation committee from October 2016 to April 2019. He holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Lodzinski to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, our structure, and our operations, provide the Board with company-specific experience and expertise.

RAY SINGLETON Age: 68 Director Since: 1989
Mr. Singleton is a petroleum engineer with over 38 years of experience in the oil and gas industry. He has been one of our directors since July 1989 and was our President and Chief Executive Officer from March 1993 until December 2014. From December 2014 through June 2018, he served as Executive Vice President. Mr. Singleton joined us in 1988 as a Production Manager/Petroleum Engineer. From 1983 until 1988, he owned and operated an engineering consulting firm (Singleton & Associates) serving the needs of 40 small oil and gas clients. During this period, he was engaged by the Company on various projects in south Texas and the Rocky Mountain region. Mr. Singleton began his career with Amoco Production Company in 1973 as a production engineer in Texas. He was subsequently employed by the predecessor of Union Pacific Resources as a drilling, completion and production engineer from 1980 to 1983. His professional experience includes acquisition evaluation and economics, reserve engineering and drilling, completion and production engineering in both Texas and the Rocky Mountain region. In addition, he possesses over 22 years of executive experience and has an intimate knowledge of the Company’s legacy Rocky Mountain and south Texas properties. Mr. Singleton received a B.S. degree in Petroleum Engineering from Texas A&M University in 1973, and received an MBA from Colorado State University’s Executive MBA Program in 1992.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing Mr. Singleton’s qualifications to serve on the Board, considered, among other things, his experience and expertise in the oil and gas industry, including the operating, management or executive positions he has held with the Company and other oil and gas companies, and his extensive knowledge of the Company’s business, all of which has proven to be beneficial to us.

WYNNE M. SNOOTS, JR. Age: 58 Director Since: 2017
Mr. Snoots has served as a director since May 2017. He is a Partner at EnCap Investments L.P. (“EnCap”). Prior to joining EnCap in January 2001, Mr. Snoots was one of three partners of Paradigm Development & Trade, Inc., a private company focused on generating and monetizing exploration prospects located along the Gulf Coast of Louisiana. For the two years prior to his involvement in Paradigm, Mr. Snoots served as President of Magellan Exploration, LLC, a private portfolio company. He previously spent seven years with Enron Capital & Trade Resources in the Producer Finance Group, most recently as a Vice President. Mr. Snoots began his career as a petroleum engineer with Texas Oil and Gas Corporation. He received a Master of Business Administration from the University of Texas at Austin and holds a B.S. in Petroleum Engineering from the University of Oklahoma. Mr. Snoots serves on the board of directors of several EnCap portfolio companies and is a member of the Independent Petroleum Association of America and the Houston Producers' Forum.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Snoots to the Board, determined that his extensive experience in the oil and gas exploration and production industry, including managing and serving on the boards of numerous oil and gas companies provides significant contributions to the Board. As a partner at EnCap, Mr. Snoots is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

Continuing Directors – Class II Directors Whose Terms Expire in 2020

DOUGLAS E. SWANSON, JR. Age: 47 Director Since: 2014
Mr. Swanson has served as a director since December 2014. He is a Managing Partner at EnCap and serves on the firm’s upstream investment and management committees. Prior to joining EnCap in 1999, he was in the corporate lending division of Frost National Bank, specializing in energy-related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas. Mr. Swanson serves on the board of each of Montage Resources Corporation (formerly Eclipse Resources Corporation) and several EnCap portfolio companies. Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association. Mr. Swanson holds a B.A. in Economics and an M.B.A., both from the University of Texas at Austin.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Swanson to the Board, determined that his extensive experience in the oil and gas exploration and production industry, including serving on the boards of public and private oil and gas companies provides significant contributions to the Board. As a managing partner at EnCap, Mr. Swanson is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

BRAD A. THIELEMANN Age: 42 Director Since: 2014 Board Committee: ☐ Compensation
Mr. Thielemann has served as a director since December 2014. He is a Partner at EnCap. Prior to joining EnCap in 2006, he worked in the Investor Relations and Strategic Planning Groups at Plains All American Pipeline, L.P. Prior to that, he was an Associate at EnCap from 2000 to 2003 and a Treasury Analyst at Dynegy. Mr. Thielemann holds an M.B.A. from Duke University and a B.A. in Business Administration from the University of Texas at Austin. He serves on the boards of several EnCap portfolio companies, previously served on the board of the Houston Producers’ Forum and is a member of the Independent Petroleum Association of America.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Thielemann to the Board, determined that his extensive experience in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies provides significant contributions to the Board. As a partner at EnCap, Mr. Thielemann is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

ZACHARY G. URBAN Age: 41 Director Since: 2014 Board Committee: ☐ Audit
Mr. Urban has served as a director since December 2014. Since January 2014, Mr. Urban has served as CEO at the Vlasic Group, which is a private investment company with holdings in a wide variety of asset classes. Prior to being named CEO, Mr. Urban held the position of Managing Director of Investments at Vlasic Group from 2011 through 2013. At Vlasic Group, Mr. Urban has responsibility for a full spectrum of investment disciplines, including asset allocation, investment strategy, direct investments, manager selection, due diligence, and performance measurement. From 2001 to 2011, Mr. Urban worked at Donnelly Penman & Partners (“DP&P”), a regional investment bank. At DP&P, Mr. Urban specialized in merger and acquisition transactions, business valuations, financial advisory, due diligence services, and capital raising for middle market public and private clients. Prior to his time at DP&P, Mr. Urban also worked in the Corporate Value Consulting practice of PricewaterhouseCoopers LLP, where he focused on business valuation services, strategic consulting, and corporate finance consulting for public and private companies, including multinational and Fortune 500 clients. Mr. Urban holds the Chartered Financial Analyst (CFA) designation and graduated from the Honors College of Michigan State University with a B.A. degree in Finance with High Honor.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Urban to the Board, determined that his extensive investment experience across diverse industries as CEO of the Vlasic Group provides significant contributions to the Board. In addition, his prior experience as an investment banker will enable Mr. Urban to provide the Board with insight and advice on a full range of general business and financial matters.

Continuing Directors - Class III Directors Whose Terms Expire in 2021

JAY F. JOLIAT Age: 62 Director Since: 2014 Board Committees: ☐ Audit ☐ Compensation
Mr. Joliat has served as a Director since December 2014. For more than the past 35 years, Mr. Joliat has been an independent investor and developer in commercial, industrial and apartment real estate, residential home building, restaurant ownership and management. He has had direct and extensive experience in placement of venture private equity in generic pharmaceuticals, medical devices or procedures, and for over 30 years, oil and gas E&P in particular. He has been the CEO and CIO of Joliat & Company, Inc. since October 1988. He has been the CEO of Joliat Ventures, LLC since January 1998. Since January 1981, Mr. Joliat has served as Treasurer of Beefcarver Restaurants, Inc., and has been its CEO since 1989. He formed and managed his own registered investment management company early in his career after having held VP and/or SVP positions at E.F. Hutton, Dean Witter Reynolds, and LPL Financial. He holds a Bachelor’s Degree in Management and Finance from Oakland University (1982) and became a Certified Investment Management Analyst (CIMA) in 1983 after completing the requisite IMCA curriculum from the Wharton School of Business at the University of Pennsylvania. From 1996 through 2003, Mr. Joliat served on the Board of Directors of Caraco Pharmaceutical Laboratories Ltd., and served in various capacities on its audit, executive and compensation committees. From 2007 through August 2012, Mr. Joliat served on the Board of Directors of GeoResources, Inc., and served in various capacities on the audit, nominating and compensation committees until its merger with Halcón in August 2012.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Joliat to the Board, determined that his business experience in management and investments, as well as previously serving on the boards of directors of SEC-reporting companies, brings a unique perspective as an outside investor in oil and gas entities. His management skills, understanding of public and private capital markets, and financial acumen provide the Board with a valuable resource for planning corporate strategy.

PHILLIP D. KRAMER Age: 63 Director Since: 2016 Board Committees: ☐ Audit ☐ Compensation
Mr. Kramer has served as a director since October 2016. He served as an Executive Vice President of Plains All American Pipeline, L.P. (“PAA”), an energy infrastructure and logistics company based in Houston, Texas, from November 2008 until February 2017. He also served as Executive Vice President and Chief Financial Officer of PAA from 1998 until 2008. He was a director and chairman of the audit committee of PetroLogistics GP, the general partner of PetroLogistics LP, from July 2012 until its sale in July 2014. Mr. Kramer has served on the board of directors of Oasis Midstream Partners since their initial public offering in September 2017. He graduated from the University of Oklahoma in 1978 with a degree in accounting and was previously a Certified Public Accountant. He is currently on the board of advisors of Price College of Business at the University of Oklahoma.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Kramer to the Board, determined that his management experience, understanding of public and private capital markets, and financial background provide the Board with a valuable resource for planning corporate strategy.

ROBERT L. ZORICH Age: 69 Director Since: 2014

Mr. Zorich has served as a director since December 2014. Mr. Zorich is a Managing Partner and co-founder of EnCap. He serves on the firm’s upstream investment and management committees and has been actively involved in all aspects of the firm’s management and growth since its inception in 1988. EnCap is a leading private equity firm focused on the upstream and midstream sectors of the oil and gas industry in North America, having raised 19 institutional oil and gas investment funds, totaling in excess of $27 billion of capital. Over its history, the firm has created over 220 oil and gas companies and currently manages capital on behalf of more than 250 U.S. and international investors, including public and private pension funds, insurance companies, sovereign wealth funds, university endowments and foundations. Prior to the formation of EnCap, Mr. Zorich was a Senior Vice President in charge of the Houston office of Trust Company of the West, then a large, privately-held pension manager. Previously, Mr. Zorich co-founded MAZE Exploration, Inc., a private oil and gas company headquartered in Denver. For the first seven years of his career, Mr. Zorich was employed by Republic Bank as a Vice President and Division Manager in the energy group. Mr. Zorich serves on the boards of several EnCap portfolio companies. He is also a member of the Board of Directors of Montage Resources Corporation (formerly Eclipse Resources Corporation) and previously served on the board of Oasis Petroleum Inc. and its predecessor entities from March 2007 until March 2012. In addition, he serves on the investment committee of EnCap Flatrock Midstream. Mr. Zorich’s community involvement includes serving as a member of the Leadership Cabinet of Texas Children’s Hospital, as well as serving on the boards of the Workfaith Connection and the Memorial Assistance Ministries Endowment. He is a member of the Independent Petroleum Association of America, the Houston Producers’ Forum and Texas Independent Producers and Royalty Owners Association. Mr. Zorich holds a B.A. in Economics from the University of California at Santa Barbara and a Master’s Degree in International Management (with distinction) from the American Graduate School of International Management in Phoenix, Arizona.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Zorich to the Board, determined that his significant experience with financing, forming, and guiding numerous oil and gas companies while serving as a co-founder and managing partner of EnCap provides significant contributions to the Board. His insights and relationships have proven valuable towards guiding corporate strategies and pursuing growth opportunities.

PROPOSAL 1 – ELECTION OF THREE CLASS I DIRECTORS
Our Board of Directors is divided into three classes to allow for staggered three-year terms. The term of office of the Class I directors expires at the 2019 annual meeting and the election of their successors.
Our Board has nominated three Class I directors for election at this Annual Meeting to hold office until the 2022 annual meeting and the election of their successors. All of the nominees currently are directors. Each agreed to be named in this proxy statement and to serve if elected.
In the election of directors, each proxy will be voted for each of the Class I director nominees unless the proxy withholds authority to vote for any or all of the Class I director nominees.
We have no reason to believe that any of the Class I director nominees will be unable or unwilling for good cause to serve if elected. If any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Class I directors.
Additional information regarding Messrs. Lodzinski, Singleton and Snoots and all of our other directors, can be found under the “Our Board of Directors” section, the “Security Ownership of Management and Certain Beneficial Owners” section, and the “Compensation of Directors” section of this proxy statement.
Directors are elected by a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of the Class I directors. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Lodzinski, Singleton and Snoots. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of Class I directors, your shares will constitute a broker non-vote and will not be voted for any of the Class I director nominees. See the section of this proxy statement entitled “General Information about the Annual Meeting – Voting Instructions and Information – Election of Directors.”

In light of the individual skills and qualifications of each of our Class I director nominees, our Board has concluded that each of our Class I director nominees should be elected to our Board.
Our Board unanimously recommends that stockholders vote FOR each of our Class I director nominees.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is committed to high quality governance. As a part of that commitment, and in accordance with the rules of the Securities and Exchange Commission (the “SEC”), our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement. At our 2013 annual meeting of stockholders, our stockholders approved an advisory resolution that we would hold an advisory vote on executive compensation every three years, hence the advisory vote at this Annual Meeting. Our next advisory vote on executive compensation will be no later than our 2022 annual meeting of stockholders.

We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to be competitive, but not excessive, in the market place, while at the same time avoiding unnecessary or excessive risk-taking. Our compensation program is designed to provide performance incentives and to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals. In addition, 50% of equity incentive awards are predicated on total stockholder returns over a three-year period in relation to a specified peer group.

This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2018 executive compensation program and policies for the named executive officers through the following resolution:

“RESOLVED, that stockholders of Earthstone Energy, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Summary Compensation Table and the related compensation tables and the narrative in this proxy statement.”

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board and the Compensation Committee. Our Board, including the Compensation Committee, will, however, take into account the outcome of the “say on pay” vote when considering future compensation arrangements.

Our Board unanimously recommends that stockholders vote FOR approval of the advisory vote on executive compensation.

Note: The Company is providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (15 U.S.C. 78n-1). The stockholder vote will not be binding on the Company or the Board, and it will not be construed as overruling any decision by the Company or the Board or creating or implying any change to, or additional, fiduciary duties for the Company or the Board.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s stockholders have the opportunity to cast a non-binding advisory vote regarding how frequently the Company should seek from its stockholders a non-binding advisory vote (similar to Proposal 2 above) on the compensation disclosed in the Company’s proxy statement of its executive officers who are named in the proxy statement’s summary compensation table for the year in question.  By voting on this proposal, stockholders may indicate whether they prefer that we seek such advisory vote every one, two or three years. Stockholders may also abstain from voting on the proposal.

After careful consideration of this proposal, our Board determined that an advisory vote on executive compensation that occurs every three years is the most appropriate choice for the Company, as a triennial vote complements the Company's goal to create a compensation program that enhances long-term stockholder value. As described in the section titled “Executive Compensation,” our executive compensation program is designed to motivate executives to achieve short-term and long-term corporate goals that enhance stockholder value. A triennial vote will provide stockholders the ability to evaluate our compensation program over a time period similar to the periods associated with our compensation awards, allowing them to compare Earthstone's compensation program to our long-term performance.

The Compensation Committee would similarly benefit from this longer time period between advisory votes. Three years will give the Compensation Committee sufficient time to fully analyze our compensation program (as compared to our performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater time period between votes will also allow the Compensation Committee to consider various factors that impact our financial performance, stockholder sentiments and executive pay on a long-term basis. The Board believes anything less than a triennial vote will yield a short-term mindset, detract from the long-term interests and goals of the Company and could result in additional burden and expense in preparing for, evaluating and responding to more frequent proposals.

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation “EVERY 3 YEARS,” as recommended by the Board, “EVERY 2 YEARS” or “EVERY 1 YEAR,” or you may “ABSTAIN.” Your vote is not intended to approve or disapprove the recommendation of the Board. Rather, we will consider the stockholders to have expressed a preference for the option that receives the most votes.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

Our Board unanimously recommends that stockholders vote FOR conducting future advisory votes on executive compensation EVERY 3 YEARS.

Note: The Company is providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (15 U.S.C. 78n-1). The stockholder vote will not be binding on the Company or the Board, and it will not be construed as overruling any decision by the Company or the Board or creating or implying any change to, or additional, fiduciary duties for the Company or the Board.

CORPORATE GOVERNANCE

General
Our business and affairs are managed under the direction of our Board. Our Certificate of Incorporation provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office. Messrs. Lodzinski, Singleton and Snoots serve as Class I directors. Messrs. Swanson, Thielemann and Urban serve as Class II directors, and Messrs. Joliat, Kramer and Zorich serve as Class III directors.
We are committed to high quality corporate governance, which helps us compete more effectively, sustain our success and build long-term stockholder value. The Board reviews the Company’s policies and business strategies, and advises and counsels the executive officers who manage the Company.
The full text of the charters of our Audit Committee and Compensation Committee, our Corporate Governance Guidelines, and our Code of Ethics can be found at www.earthstoneenergy.com. Copies of these documents also may be obtained from our Corporate Secretary.
Governance is a continuing focus at the Company, starting with the Board and extending to management and all employees. The Company is governed by a Board of Directors and committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with management.
Director Attendance
During 2018, each of the Company's directors attended at least 75 percent of all meetings of the Board and committees of which the director was a member. During 2018, our Board held four meetings. In addition, the Board acts from time to time by unanimous written consent in lieu of holding a meeting. During 2018, the Board effected nine actions by unanimous written consent.
While we do not have a formal policy regarding our Board members’ attendance at the annual meeting of stockholders, we encourage their attendance. In 2018, four directors attended our annual meeting of stockholders.
Controlled Company
Beginning in May 2017, our Board determined that we were a “controlled company” as defined under the corporate governance rules of the New York Stock Exchange (the “NYSE”) since more than 50% of our outstanding voting power was held by EnCap. As a “controlled company,” we are exempt from certain rules otherwise applicable to companies whose securities are listed on the NYSE, including: (a) the requirement that the Company have a majority of independent directors; (b) the requirement that nominations to the Board be either selected or recommended by a nominating committee consisting solely of independent directors; and (c) the requirement that the Company’s officers’ compensation be either determined or recommended by a compensation committee consisting solely of independent directors.
Director Independence
The current Board consists of nine directors, two of whom were employed by the Company in 2018 (Messrs. Lodzinski and Singleton, who retired from his position as Executive Vice President on June 30, 2018). In April 2019, the Board conducted an annual review and affirmatively determined that certain non-employee directors (Messrs. Joliat, Kramer, Thielemann and Urban) were “independent” as that term is defined in the listing standards of the NYSE. The Board made a subjective determination as to each independent director that no relationship exists, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided with regard to each director’s business and personal activities as they may relate to the Company and its management. Further, the Board determined that Mr. Lodzinski is not independent because he is the Chief Executive Officer of the Company and Mr. Singleton is not independent since he was employed by the Company within the past three years. The Board determined that Mr. Snoots is not independent because he is a member of the Board of Managers of Bold Energy Holdings, LLC (“Bold Holdings”), which holds 33,956,524 shares of Class B Common Stock. The Board determined that Messrs. Swanson and Zorich are not independent because they are each a managing partner of EnCap, and thus, may be deemed to beneficially own our Class A Common Stock and

Class B Common Stock that is beneficially owned by EnCap (approximately 61.0% of the outstanding Class A Common Stock on a fully-diluted as-converted basis). See “Security Ownership of Management and Certain Beneficial Owners.”
Board of Directors Diversity
The Board does not have a formal diversity policy. The Board considers candidates that will make the Board, as a whole, reflective of a range of talents, skills, diversity and expertise.
Stockholder-Recommended Director Candidates
The Board is responsible for identifying individuals qualified to become Board members and nominees for directorship are selected by the Board. The Board takes into account many factors, including a general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment.
Although the Board is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Board believes that a formal policy is not necessary or appropriate because the current Board already has a diversity of business background and industry experience. Additionally, the Board does not have a formal diversity policy in place for the director nomination process, but instead considers diversity of a candidate’s viewpoints, professional experience, education and skill set as a factor in the consideration and assessment of a candidate as set forth above.
In accordance with our Bylaws, stockholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Board, which identifies the candidate and includes the information described below. The notice should be sent to the following address: Earthstone Energy, Inc., Attention: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Director Nomination Recommendation.”
The notice must contain the following information as to each proposed nominee:

•	name, age, business address and residence address of the nominee;

•	principal occupation or employment of the nominee;

•	class or series and number of shares of our capital stock that are owned beneficially or of record by the nominee; and

•
any other information relating to the nominee that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

The notice must also contain the following information as to the stockholder giving the notice:

•	name and record address of such stockholder;

•	class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder;

•
all other ownership interests of such stockholder relating to us, including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities, loans, timed purchases and other economic and voting interests;

•
a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such stockholder’s notice; and

•
any other information relating to such stockholder that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

In addition to the foregoing requirements, such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Each proposed nominee will be required to complete a questionnaire, in a form to be provided by us, to be submitted with the stockholder’s notice. We may also require any proposed nominee to furnish such other information as we may reasonably require in order to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
Board Leadership
Our Board is responsible for the control and direction of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. Mr. Lodzinski currently serves as both Chairman of the Board and Chief Executive Officer of the Company. The Board believes that Mr. Lodzinski is best situated to serve as Chairman because he is the director most familiar with the Company’s business and operations and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of corporate strategy. In this combined role, Mr. Lodzinski is able to foster clear accountability and effective decision making. The Board believes, at present, that the combined role of Chairman and Chief Executive Officer strengthens the communication between the Board and management and provides a clear roadmap for stockholder communications. Further, as the individual with primary responsibility for managing day-to-day operations, Mr. Lodzinski is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board. We therefore believe that the creation of a lead independent director position is not necessary at this time.
Executive Sessions
Our Corporate Governance Guidelines provide that the non-management directors will have regularly scheduled meetings in executive sessions without management participation. In the event that the non-management directors include directors who are not independent, then at least once a year, we will have an executive session including only independent directors. Since the Chairman of the Board is not independent, the Board recommends an independent director to preside at these meetings.
Board Risk Oversight
Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from Mr. Lodzinski and certain executive officers on areas of risk facing the Company. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss the Company’s risk management culture and processes. In the event a Committee receives a report from a member of management regarding areas of risk, the Chairperson of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Communications with Directors

Stockholders and other interested parties may communicate with any of our independent directors, including the Committee Chairs, by using the following address:
Earthstone Energy, Inc.
Board of Directors
c/o William A. Wiederkehr, Jr., Corporate Secretary
1400 Woodloch Drive, Suite 300
The Woodlands, Texas 77380
E-mail: billw@earthstoneenergy.com
The Corporate Secretary of the Company reviews communications to the independent directors and forwards the communications to the independent directors as appropriate. All such communications should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.
Board Committees
To assist it in carrying out its duties, the Board has delegated certain authority to an Audit Committee and a Compensation Committee as the functions of each are described below. Each member of the Audit and Compensation Committees has been determined by the Board to be “independent” for purposes of the listing standards of the NYSE and the rules of the SEC, including the heightened “independence” standard required for members of the Audit Committee. Additionally, our Board has determined that each member of the Compensation Committee is an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Messrs. Kramer, Joliat and Urban are each a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.
Audit Committee
The Audit Committee provides oversight of the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. Among other things, the Audit Committee appoints our independent auditor and evaluates its independence and performance; maintains a line of communication between the Board, our management and the independent auditor; and oversees compliance with the Company’s policies for conducting business, including ethical business standards.
During 2018, the members of our Audit Committee were Messrs. Joliat (Chairperson), Kramer and Urban, and the Audit Committee held five meetings, of which all three of its members attended four of the meetings and two members attended one of the meetings. The Board has determined that Mr. Joliat is an “audit committee financial expert” as that term is defined in the listing standards of the NYSE and applicable rules of the SEC.
Compensation Committee
The Compensation Committee oversees the development and administration of the Company’s compensation policies and programs. The primary function of this Committee is to review and approve executive compensation and benefit programs. Additionally, the Compensation Committee approves the compensation of our named executive officers, including the Chief Executive Officer. The Compensation Committee has retained a compensation consultant to assist the Committee in oversight and review of compensation policies of the Company. Our Chief Executive Officer and President are expected to recommend to the Compensation Committee the compensation for our named executive officers.

The members of the Compensation Committee are Messrs. Kramer (Chairperson), Joliat and Thielemann. During 2018, the Compensation Committee held four meetings and all three of its members attended each of the meetings.
Nominating Committee
In 2018, our Board did not have a separate nominating committee. In May 2017, the Company became a “controlled company” under the NYSE corporate governance standards. Although not required, the Board is currently reviewing the potential formation of a nominating committee.
Corporate Code of Business Conduct and Ethics
Our Board adopted a Code of Business Conduct and Ethics (“Code of Ethics”), which provides general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf. Among other things, the Code of Ethics provides that:

•	we will comply with all laws, rules and regulations;

•	our directors, officers, and employees are to avoid conflicts of interest and are prohibited from competing with the Company or personally exploiting our corporate opportunities;

•	our directors, officers, and employees are to protect our assets and maintain our confidentiality;

•	we are committed to promoting values of integrity and fair dealing; and

•	we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our SEC periodic reports and our tax returns.
Our Code of Ethics also contains procedures for employees to report, anonymously or otherwise, violations of the Code of Ethics.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers, and persons who beneficially own more than ten percent of our combined Class A Common Stock and Class B Common Stock, to file initial reports of ownership and reports of changes in ownership of our Class A Common Stock, Class B Common Stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that, during 2018, all of our named executive officers, directors and greater than ten percent holders filed the required reports on a timely basis under Section 16(a) of the Exchange Act, except for Messrs. Anderson, Lodzinski, Oviedo and Singleton who did not each timely file one Form 4 and each of them subsequently filed a Form 5 related to shares withheld at settlement for tax withholding purposes.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table includes all holdings of our Class A Common Stock and Class B Common Stock, as of April 22, 2019, of our directors and our named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our outstanding shares of Class A Common Stock or Class B Common Stock. Unless otherwise noted, the mailing address of each person or entity named below is 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

	Shares Beneficially Owned by Certain Beneficial Owners and Management (1)(2)
	Class A Common Stock		Class B Common Stock		Combined Voting Power (3)
Name	Number	Percent of Class (4)	Number	Percent of Class (5)	Number	Percent
Named Executive Officers:
Frank A. Lodzinski (6)	322,333	1.1%	—	—	322,333	*
Robert J. Anderson	133,453	*	—	—	133,453	*
Timothy D. Merrifield	156,644	*	—	—	156,644	*

Directors:
Jay F. Joliat	139,063	*	—	—	139,063	*
Phillip D. Kramer	26,612	*	—	—	26,612	*
Ray Singleton	531,322	1.8%	—	—	531,322	*
Wynne M. Snoots, Jr. (7)	—	—	33,956,524	95.9%	33,956,524	52.8%
Douglas E. Swanson, Jr. (7)	5,250,552	18.2%	33,956,524	95.9%	39,207,076	61.0%
Brad A. Thielemann (7)	—	—	—	—	—	*
Zachary G. Urban	30,027	*	—	—	30,027	*
Robert L. Zorich (7)	5,250,552	18.2%	33,956,524	95.9%	39,207,076	61.0%

Officers and Directors as a Group (eleven persons):	6,590,006	22.8%	33,956,524	95.9%	40,546,530	63.0%

Beneficial Owners of More than Five Percent:
EnCap Investments L.P. (7)	5,250,552	18.2%	33,956,524	95.9%	39,207,076	61.0%
Flatonia Energy, LLC (8)	2,957,288	10.2%	—	—	2,957,288	4.6%
T. Rowe Price Associates, Inc. (9)	2,422,355	8.4%	—	—	2,422,355	3.8%

*	Less than one percent.

(1)
Subject to the terms of the First Amended and Restated Limited Liability Company Agreement (the “EEH LLC Agreement”) of Earthstone Energy Holdings, LLC (“EEH”), holders (“EEH Unit Holders”) of limited liability company interests of EEH (“EEH Units”) will have the right to exchange all or a portion of its EEH Units (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or the cash option) at an exchange ratio of one share of Class A Common Stock for each EEH Unit (and corresponding share of Class B Common Stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by EEH Unit Holders of their exchange right. As a result, beneficial ownership of Class B Common Stock and EEH Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units and stock may be exchanged.

(2)
This table lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person.

(3)
Represents the percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each EEH Unit held by such holder.

(4)	The percentage is based upon 28,896,461 shares of Class A Common Stock issued and outstanding as of April 22, 2019.

(5)	The percentage is based upon 35,422,178 shares of Class B Common Stock issued and outstanding as of April 22, 2019.

(6)
Includes 322,333 shares of Class A Common Stock held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

(7)
Six affiliated investment funds (the “EnCap Funds”), specifically EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII”) holds 4,611,808 shares of Class A Common Stock, EnCap Energy Capital Fund VI, L.P. (“EnCap Fund VI”) holds 316,937 shares of Class A Common Stock, EnCap VI-B Acquisitions, L.P. (“EnCap Fund VI-B”) holds 173,486 shares of Class A Common Stock, EnCap Energy Capital Fund V, L.P. (“EnCap Fund V”) holds 82,782 shares of Class A Common Stock, EnCap V-B Acquisitions, L.P. (“EnCap Fund V-B”) holds 65,539 shares of Class A Common Stock and EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX”) beneficially holds 33,956,524 shares of Class B Common Stock, which are owned by its wholly-owned subsidiary Bold Holdings. EnCap Partners GP, LLC (“EnCap Partners GP”) is the sole general partner of EnCap Partners, LP (“EnCap Partners”), which is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is the sole member of EnCap Investments Holdings Blocker, LLC (“EnCap Holdings Blocker”). EnCap Holdings Blocker is (i) the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the sole general partner of EnCap Investments L.P. (“EnCap”), and (ii) the sole limited partner of EnCap. EnCap is the sole general partner of each of EnCap Equity Fund VII GP, L.P. (“EnCap Fund VII GP”), EnCap Equity Fund VI GP, L.P. (“EnCap Fund VI GP”), EnCap Equity Fund V GP, L.P. (“EnCap Fund V GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”). EnCap Fund VII GP is the general partner of EnCap Fund VII. EnCap Fund VI GP is the general partner of EnCap Fund VI. EnCap Fund VI GP is also the general partner of EnCap Energy Capital Fund VI-B, L.P. (“EnCap Capital Fund VI-B”), which is the sole member of EnCap VI-B Acquisitions GP, LLC (“EnCap VI-B Acquisitions GP”), which is the general partner of EnCap Fund VI-B. EnCap Fund V GP is the general partner of EnCap Fund V. EnCap Fund V GP is also the general partner of EnCap Energy Capital Fund V-B, L.P. (“EnCap Capital Fund V-B”), which is the sole member of EnCap V-B Acquisitions GP, LLC (“EnCap V-B Acquisitions GP”), which is the general partner of EnCap Fund V-B. EnCap Fund IX GP is the general partner of EnCap Fund IX. Therefore, EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Holdings Blocker, EnCap Investments GP, EnCap, EnCap Fund VII GP, EnCap Fund VI GP, EnCap Fund V GP, EnCap Capital Fund V-B, EnCap Capital Fund VI-B, EnCap VI-B Acquisitions GP, EnCap V-B Acquisitions GP and EnCap Fund IX GP may be deemed to beneficially own the listed securities. Mr. Snoots is a member of the board of managers of Bold Holdings. Messrs. Snoots, Thielemann, Swanson and Zorich do not have the sole or shared power to vote or dispose of the Class A Common Stock or Class B Common Stock held by the EnCap Funds. Messrs. Swanson and Zorich are each a managing partner of EnCap Partners and may be deemed to beneficially own the reported securities held by the EnCap Funds. Mr. Thielemann is a partner at EnCap Partners. Each of Messrs. Snoots, Swanson and Zorich disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address for the EnCap entities listed above is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002.

(8)
Flatonia Holdings, LLC (“Flatonia Holdings”) is the direct and indirect owner of 100% of the membership interests of Flatonia Energy, LLC (“Flatonia”). Three affiliated entities, specifically Energy Recapitalization and Restructuring Fund, L.P. (“ERR”), ERR FI Flatonia Holdings, LLC (“ERR FI Flatonia Holdings”), and ERR FI II Flatonia Intermediate, L.P. (“ERR FI II Flatonia Intermediate”) collectively own 59.6% of the membership interests of Flatonia Holdings. ERR FI Flatonia Holdings is an indirect wholly owned subsidiary of Energy Recapitalization and Restructuring FI Fund, L.P. (“ERR FI”). ERR FI II Flatonia Intermediate is an indirect wholly owned subsidiary of Energy Recapitalization and Restructuring FI II Fund, L.P. (“ERR FI II” and, together with ERR and ERR FI, collectively, the “ERR Funds”). Parallel Resource Partners, LLC (“Parallel”) serves as the general partner of, and has the power to direct the affairs of, each of the ERR Funds. Parallel also serves as the manager of Flatonia Holdings and owns, directly or indirectly, 1.5% of the membership interests of Flatonia Holdings. The board of managers of Parallel consists of Clint D. Carlson, C. John Wilder, Jr., Ron Hulme, John K. Howie, and Jonathan Siegler. Together, Carlson Energy Partners I, LLC (“CEP I”) and Bluescape Energy Partners LLC (“BEP”) have the power to direct the affairs of Parallel. Additionally, CEP I and BEP each own 50% of the outstanding membership interests of Parallel. Together, Carlson Energy Corp. (“Carlson Corp”), Ron Hulme and John K. Howie have the power to direct the affairs of CEP I. Mr. Clint D. Carlson has the power to direct the affairs of Carlson Corp. Bluescape Resources Company LLC (“Bluescape Resources”) has the power to direct the affairs of BEP. Mr. C. John Wilder, Jr. has the power to direct the affairs of Bluescape Resources. The address of Flatonia is c/o Parallel Resource Partners, LLC, 919 Milam Street, Suite 550, Houston, Texas 77002.

(9)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2019, in which T. Rowe Price Associates, Inc. reported sole dispositive power over 2,422,355 shares of Class A Common Stock and sole voting power over 438,272 shares of Class A Common Stock, and T. Rowe Price Small-Cap Value Fund, Inc. reported sole voting power over 1,984,083 shares of Class A Common Stock. The address for T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

Equity Compensation Plan Information
The following table provides information related to our Class A Common Stock which may be issued under our existing equity compensation plans as of December 31, 2018, including the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “2014 Plan”):

PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders:	1,063,495(1)	—(2)	3,951,706
Equity compensation plans not approved by security holders:	—	—	—
Total	1,063,495	—	3,951,706

(1)
Includes 810,995 shares of Class A Common Stock underlying outstanding restricted stock unit awards. Includes 252,500 shares of Class A Common Stock underlying outstanding performance stock unit awards; however, the actual number of shares of Class A Common Stock that may be issued could vary from 0% to 200%.

(2)	The outstanding restricted stock unit awards do not have an exercise price.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company, as well as directors who are employed by EnCap, receive no additional compensation for serving on the Board. The following describes our compensation program for four of the non-employee members of the Board, Jay F. Joliat, Phillip D. Kramer, Zachary G. Urban and Ray Singleton (beginning July 1, 2018): (i) an annual cash retainer of $60,000, and (ii) an annual equity grant in the equivalent of approximately $120,000 per year that vests in four equal quarterly installments.

Director Compensation in 2018

The following table sets forth the aggregate compensation paid to our non-employee directors related to their services for the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Total ($)
Jay F. Joliat (3)	104,000	—	104,000
Phillip D. Kramer (3)	103,000	—	103,000
Ray Singleton (4)	30,000	52,585	82,585
Wynne M. Snoots, Jr.	—	—	—
Douglas E. Swanson, Jr.	—	—	—
Brad A. Thielemann	—	—	—
Zachary G. Urban (3)	88,000	—	88,000
Robert L. Zorich	—	—	—

(1)
Reflects the full grant date fair value of the restricted stock unit awards granted in 2018 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ("ASC") Topic 718. For a discussion of valuation assumptions, see Note 12. Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2018. The shares vested 50% on September 30, 2018 and 50% on December 31, 2018.

(2)	No Directors had any unvested stock awards outstanding at December 31, 2018.

(3)	Messrs. Joliat, Kramer and Urban each received $20,000 in fees, respectively, for service on a special committee of the Board to explore a potential transaction with Sabalo Energy, LLC.

(4)
Mr. Singleton served as an Executive Vice President of the Company until his retirement effective June 30, 2018. He did not earn any compensation for his service on the Board prior to his retirement as Executive Vice President. His total compensation included in this table is for his service on the Board from July 1, 2018 through December 31, 2018 and does not include $120,000 that he earned as an Executive Vice President from January 1, 2018 through June 30, 2018.

MANAGEMENT
The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the months and years in which continuous service as executive officers began:

Name	Executive Officer Since	Age	Position
Frank A. Lodzinski	December 2014	69	Chairman of the Board and Chief Executive Officer
Robert J. Anderson	December 2014	57	President
Tony Oviedo	February 2017	65	Executive Vice President, Accounting and Administration
Mark Lumpkin, Jr.	August 2017	45	Executive Vice President and Chief Financial Officer
Steve C. Collins	December 2014	54	Executive Vice President, Completions and Operations
Timothy D. Merrifield	December 2014	63	Executive Vice President, Geological and Geophysical
Francis M. Mury	December 2014	67	Executive Vice President, Drilling and Development
See “Our Board of Directors” above for biographical information of Mr. Lodzinski.
Robert J. Anderson is a petroleum engineer with over 30 years of diversified domestic and international oil and gas experience. He has served as our President since April 2018. From December 2014 through April 2018, he served as our Executive Vice President, Corporate Development and Engineering. Previously, he served in a similar capacity with Oak Valley from March 2013 until the closing of its strategic combination with the Company in December 2014. Prior to joining Oak Valley, he served from August 2012 to February 2013 as Executive Vice President and Chief Operating Officer of Halcón. Mr. Anderson was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as a director and Executive Vice President, Chief Operating Officer – Northern Region. He was involved in the formation of Southern Bay Energy in September 2004 as Vice President, Acquisitions until its merger with GeoResources in April 2007. From March 2004 to August 2004, Mr. Anderson was employed by AROC, a predecessor company to Southern Bay Energy, as Vice President, Acquisitions and Divestitures. From September 2000 to February 2004, he was employed by Anadarko Petroleum Corporation as a petroleum engineer. In addition, he has worked with major oil companies, including ARCO International/Vastar Resources, and independent oil companies, including Hunt Oil, Hugoton Energy, and Pacific Enterprises Oil Company. His professional experience includes acquisition evaluation, reservoir and production engineering, field development, project economics, budgeting and planning, and capital markets. His domestic acquisition and divestiture experience includes Texas and Louisiana (offshore and onshore), Mid-Continent, and the Rocky Mountain states, and his international experience includes Canada, South America, and Russia. Mr. Anderson has a B.S. degree in Petroleum Engineering from the University of Wyoming and an MBA from the University of Denver.
Tony Oviedo has served as our Executive Vice President – Accounting and Administration (Principal Accounting Officer) since February 10, 2017. Mr. Oviedo has over 30 years of professional experience with both private and public companies. Prior to joining the Company, he was employed by GeoMet, Inc., where, since 2006, he served as the Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller. In addition, prior to joining GeoMet, Mr. Oviedo was employed by Resolution Performance Products, LLC, where he was Compliance Director and has held positions as Chief Accounting Officer, Controller, and Director of Financial Reporting with various companies in the oil and gas industry. Prior to the aforementioned experience, he served in the audit practice of KPMG LLP’s Energy Group. Mr. Oviedo holds a Bachelor’s degree in Business Administration with a concentration in accounting and tax from the University of Houston and is a Certified Public Accountant in the state of Texas.
Mark Lumpkin, Jr. has over 21 years of experience including over 14 years of oil and gas finance experience. He has served as our Executive Vice President and Chief Financial Officer since August 2017. Immediately prior to joining Earthstone, he served as Managing Director at RBC Capital Markets in the Oil and Gas Corporate Banking group, beginning in 2011 with a focus on upstream and midstream debt financing. From 2006 until 2011, he was employed by The Royal Bank of Scotland (“RBS”) in the Oil and Gas group within the Corporate and Investment Banking division, focusing primarily on the upstream subsector. Prior to RBS, he spent two years focused on capital markets and mergers and acquisitions primarily in the upstream sector at a boutique investment bank. Mr. Lumpkin graduated with a B.A. degree in Economics from Louisiana State University and graduated with a Master of Business Administration degree with a Finance concentration from Tulane University.

Steven C. Collins is a petroleum engineer with over 29 years of operations and related experience. He has served as our Executive Vice President, Completions and Operations since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley, he served from August 2012 to November 2012 as a consultant to Halcón. Mr. Collins was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012 and directed field operations, including well completion, production and workover operations. Prior to employment by GeoResources, he served as Vice President of Operations for Southern Bay, AROC, and Texoil, and as a petroleum and operations engineer at Hunt Oil Company and Pacific Enterprises Oil Company. His experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, and the Mid-Continent. Mr. Collins graduated with a B.S. degree in Petroleum Engineering from the University of Texas.
Timothy D. Merrifield has over 38 years of oil and gas industry experience. He has served as our Executive Vice President, Geology and Geophysics since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley, he served from August 2012 to November 2012 as a consultant to Halcón upon its merger with GeoResources, Inc. in August 2012. From April 2007 to August 2012, Mr. Merrifield led all geology and geophysics efforts at GeoResources. He has held previous roles at AROC, Forceenergy, Great Western Resources and other independents. His domestic experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, New Mexico, Rocky Mountain States, and the Mid-Continent. In addition, he has international experience in Peru and the East Irish Sea. Mr. Merrifield attended Texas Tech University.
Francis M. Mury has over 43 years of oil and gas industry experience. He has served as our Executive Vice President, Drilling and Development since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley, he was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as an Executive Vice President, Chief Operating Officer–Southern Region. He has held prior roles at AROC, Texoil, Hampton Resources, Wainoco Oil & Gas Company, Diasu Exploration Company, and Texaco, Inc. His experience extends to all facets of petroleum engineering, including reservoir engineering, drilling and production operations, petroleum economics, geology, geophysics, land, and joint operations. Geographical areas of experience include Texas and Louisiana (offshore and onshore), North Dakota, Montana, Mid-Continent, Florida, New Mexico, Oklahoma, Wyoming, Pennsylvania and Michigan. Mr. Mury graduated from Nicholls State University with a degree in Computer Science.
There are no arrangements or understandings between any of Messrs. Lodzinski, Anderson, Collins, Lumpkin, Merrifield, Mury and Oviedo, or any other person pursuant to which such person was selected as an officer. None of Messrs. Lodzinski, Anderson, Collins, Lumpkin, Merrifield, Mury and Oviedo has any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

EXECUTIVE COMPENSATION

Overview
The following discussion provides information about the compensation program for our principal executive officer and our other two most highly-compensated executive officers (collectively, the “named executive officers” or “NEOs”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This discussion provides a general description of the material elements of our compensation program and specific information about its various components.
Compensation Philosophy and Objectives
We operate in a highly competitive and challenging environment and must retain, attract and motivate talented individuals with the requisite technical and managerial skills to pursue our business strategy. The objectives of our compensation program are to:

•	Encourage growth in our oil and natural gas reserves and production;

•	Encourage growth in cash flow and profitability;

•	Mitigate risks in our business related to compensation by balancing fixed compensation with short-term and potentially long-term incentive compensation; and

•	Enhance total stockholder returns through a compensation program that attracts and retains highly qualified executive officers.
Elements of Our Compensation Program

Element	Characteristics	Primary Objective
Base Salary	Cash	Retain and attract highly talented individuals
Short-Term Incentives	Cash bonus	Reward for individual and corporate performance
Long-Term Incentives	Equity awards vesting over a period of time or based on performance metrics	Align the interests of our employees and stockholders by providing employees with incentive to perform technically and financially in a manner that promotes share price appreciation.
Other Benefits	401(k) matching plans and employee health benefit plans	Provide benefits that promote employee health and support employees in attaining financial security
Base Salary. Base salary is the principal fixed component of our compensation program, and has historically been reviewed in the first quarter of each year.  It is intended to provide our named executive officers with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary is primarily used to retain and attract highly talented individuals. Base salary varies depending on the named executive officer’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company.
Short-Term Incentives. Short-term incentive compensation is the short-term variable portion of our compensation program and is based on the principle of pay-for-performance. Short-term incentives have historically been reviewed in the first quarter of each year or at the end of the fourth quarter. The objective of short-term incentives is to reward our named executive officers based on the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success.
Long-Term Incentives. Long-term incentives may be awarded to our named executive officers under the 2014 Plan, which was approved by our stockholders in June 2018. Under our 2014 Plan, the Board has the flexibility to choose among a number of forms of long-term incentive compensation, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units, performance bonuses, or other incentive awards. In the past, the Company has granted restricted stock unit awards and performance stock unit awards to employees and restricted stock unit awards to non-employee directors under the 2014 Plan.

Other Benefits. All employees may participate in our 401(k) Retirement Savings Plan (“401(k) Plan”). Each employee may make before-tax contributions in accordance with the limits established by the Internal Revenue Service. We provide our 401(k) Plan to help our employees attain financial security by providing them with a program to save a portion of their cash compensation for retirement in a tax efficient manner. Our matching contribution is an amount equal to 100% of the employee’s elective deferral contribution not to exceed 6% of the employee’s base compensation. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.
Roles of our Executives and the Board
The Compensation Committee is comprised solely of independent directors and has overall responsibility for the compensation of our named executive officers. The Compensation Committee monitors our director and named executive officer compensation and benefit plans, policies and programs to ensure that they are market competitive and consistent with our compensation philosophy and objectives, along with our corporate governance guidelines. Generally, our Chief Executive Officer, Mr. Lodzinski, and our President, Mr. Anderson, make recommendations to the Compensation Committee regarding the base salary, short-term and long-term incentive compensation with respect to the named executive officers based on analysis and assessment of competitive markets and their performance. The Compensation Committee, in its sole discretion, may accept, modify or reject any or all such recommendations. The Compensation Committee will consider such recommendations and independently consider compensatory matters related to all of the named executive officers with input and advice from its compensation consultant, Longnecker & Associates, Inc.
Factors Considered in Setting Executive Compensation
To achieve the objectives of our compensation program, the Compensation Committee believes that the compensation of each of our named executive officers should reflect the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success. In other words, our compensation program is based on the idea of pay for performance. The following is a summary of the factors considered in setting compensation for our named executive officers in addition to the factors discussed above under each element of our compensation program.
Other Compensation Practices
Accounting and Tax Considerations. Our Compensation Committee reviews and takes into account current tax, accounting and securities regulations as they relate to the design of our compensation programs and related decisions. Section 162(m) of the Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year.
Stock Ownership Guidelines and Pledging Limitations. We do not currently have ownership requirements or a stock retention policy for our named executive officers or non-management directors. The Board has adopted a policy requiring our named executive officers and members of the Board to obtain Board approval prior to pledging, or using as collateral, our common stock in order to secure personal loans or other obligations, which includes holding shares of our common stock in a margin account.
We will continue to review periodically best practices in this area and re-evaluate our position with respect to stock ownership guidelines and pledging limitations.
Clawback Provisions. Although we do not presently have any formal policies or practices that provide for the recovery of prior incentive compensation awards that were based on financial information later restated as a result of the Company’s material non-compliance with financial reporting requirements, in such event we reserve the right to seek all recoveries currently available under law. The Board has included a provision in our equity grant agreements whereby the equity grants to named executive officers are subject to any clawback policies the Company may adopt which may result in the reduction, cancellation, forfeiture or recoupment of such grants if certain specified events occur, including, but not limited to, any accounting restatement due to any material non-compliance with financial reporting regulations by the Company.

Summary Compensation Table
The following table presents, for the years ended December 31, 2018 and 2017, the compensation of our named executive officers. There has been no compensation awarded to, earned by or paid to any employees required to be reported in any table or column in the fiscal years covered by any table, other than what is set forth in the following table:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) (2) ($)	All Other Compensation ($)	Total ($)
Frank A. Lodzinski	2018	$450,000	$ 770,000(3)	$1,721,250	$—	$2,941,250
Chairman and Principal Executive Officer	2017	$274,750	$—	$1,366,500	$120	$1,641,370
(also President through April 2018)

Robert J. Anderson	2018	$380,000	$ 635,000(3)	$1,090,125	$16,500	$2,121,625
President	2017	$277,500	$233,754	$911,000	$11,950	$1,434,204
(Executive Vice President, Corporate Development and Engineering through April 2018)

Timothy D. Merrifield	2018	$280,000	$ 390,000(3)	$631,125	$16,500	$1,317,625
Executive Vice President, Geological and Geophysical	2017	$240,750	$219,270	$546,600	$10,335	$1,016,955

(1)
Reflects the full grant date fair value of the restricted stock unit awards and performance stock unit awards granted pursuant to the 2014 Plan in 2018 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12. Stock Based Compensation, in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2018. These amounts were calculated based on the closing market price for our shares on the NYSE or the NYSE American, as applicable, on the date of grant.

(2)
The following table provides information about time-based restricted stock unit (“RSU”) awards and performance stock unit (“PSU”) awards granted under the 2014 Plan to our named executive officers during the year ended December 31, 2018. Each restricted stock unit represents a contingent right to receive one share of our Class A Common Stock. Restricted stock units are generally settled and shares of Class A Common Stock are issued on a quarterly basis shortly after the end of each calendar quarter. The PSUs are payable in shares of Class A Common Stock based upon the achievement by the Company over a period commencing on February 28, 2018 and ending on February 28, 2021 of performance criteria established by the Board. The number of shares of Class A Common Stock that may be issued will be determined by multiplying the number of PSUs granted by the relative total shareholder return percentage (0% to 200%). Thus, the number of shares of Class A Common Stock that may be issued upon settlement of the PSU awards may vary from 0% to 200% of the number of PSUs granted.

	Restricted Stock Unit Awards		Performance Stock Unit Awards
Name	Granted (#)	Value ($)(a)	Granted (#)	Value ($)(a)
Frank A. Lodzinski	100,000	452,000	75,000	399,000
Robert J. Anderson	65,000	293,800	47,500	214,700
Timothy D. Merrifield	38,333	173,265	27,500	124,300

(a)
Amount shown represents the fair value of the restricted stock units and performance stock units based on the closing market price of our shares of Class A Common Stock on the NYSE on December 31, 2018, the last trading day of our 2018 fiscal year, which was $4.52, multiplied by the number of unvested restricted stock units and unearned performance stock units.

(3)	Includes a one-time bonus awarded in February 2018 for Messrs. Lodzinski, Anderson and Merrifield of $320,000, $285,000 and $150,000, respectively.

Outstanding Equity Awards at Year End

The following table provides information concerning unvested restricted stock unit awards, unearned performance stock unit awards and equity incentive plan awards for our named executive officers that were outstanding as of December 31, 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

	Restricted Stock Unit Awards		Performance Stock Unit Awards
Name	Number of shares or units that have not vested	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Frank A. Lodzinski	100,000	452,000	75,000	339,000
Robert J. Anderson	65,000	293,800	47,500	214,700
Timothy D. Merrifield	38,333	173,265	27,500	124,300

(1)
Amount shown represents the fair value of the shares of restricted stock units and performance stock units based on the closing market price of our shares of Class A Common Stock on the NYSE on December 31, 2018, the last trading day of our 2018 fiscal year, which was $4.52, multiplied by the number of unvested restricted stock units and unearned performance stock units at year-end.

(2)	The table below shows the vesting dates for the respective unvested restricted stock units listed in the above Outstanding Equity Awards at 2018 Fiscal Year-End table:

Vesting Date	Mr. Lodzinski	Mr. Anderson	Mr. Merrifield
March 31, 2019	18,750	12,292	7,292
June 30, 2019	18,750	12,291	7,291
September 30, 2019	18,750	12,292	7,292
December 31, 2019	18,750	12,291	7,292
March 31, 2020	18,750	12,292	7,292
June 30, 2020	6,250	3,959	2,291
September 30, 2020	6,250	3,958	2,292
December 31, 2020	6,250	3,958	2,292
March 31, 2021	6,250	3,959	2,291

(3)	The unearned performance stock units listed in the above Outstanding Equity Awards at 2018 Fiscal Year-End table vest on February 28, 2021.

Employment Contracts and Potential Payments Upon a Termination of Employment or a Change in Control

We do not have any employment agreements with any of our named executive officers. The restricted stock unit agreements and performance stock unit agreements under which we have granted restricted stock unit awards and performance stock unit awards under the 2014 Plan contain provisions providing for accelerated vesting upon the death or disability of the named executive officer, upon termination of employment by the Company without cause or termination of employment by the named executive officer for “good reason” and upon a change in control of the Company.

In April 2019, in order to encourage our officers to consider and pursue all reasonable opportunities to improve stockholder value, including but not limited to a merger or sale of the Company, we adopted a Change in Control and Severance Benefit Plan (the “CIC Plan”), which provides for severance benefits to the Company’s named executive officers (and certain other officers and key employees). Pursuant to the CIC Plan, following a change in control and during the “protection period,” which period extends from the date of the change in control until the date 18 months following the occurrence of a change in control, if the named executive officer’s employment is terminated by the Company without cause or by the named executive officer for a CIC good reason (i.e. a double-trigger), the named executive officer is entitled to (1) 150% of the executive’s annual base salary; (2) 150% of the greatest of (i) the executive’s annual bonus during the prior year, (ii) the executive’s annual bonus two years prior to termination date, and (iii) the executive’s current target bonus (the “AIP Amount”); and (3) reimbursement of 18 months of health benefits. The named executive officer would be entitled to the same benefits discussed above in the event the executive’s employment is terminated for death or disability as provided in the CIC Plan.

Pursuant to the CIC Plan, if the named executive officer’s employment with the Company is terminated by the Company without cause or by the named executive officer for a good reason and not during the protection period, the named executive officer is entitled to receive (1) 100% of the executive’s annual base salary, (2) 100% of the executive’s pro-rated AIP Amount (based on the number of days employed during the year of termination), and (3) reimbursement of 12 months of health benefits.

INDEPENDENT PUBLIC ACCOUNTANTS
On March 29, 2018, the Audit Committee dismissed Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm and appointed Moss Adams LLP (“Moss Adams”), effective March 30, 2018, to serve as the Company’s new independent registered public accounting firm to audit the Company’s financial statements as of and for the fiscal year ending December 31, 2018. The Audit Committee pursuant to its charter exercised its authority to approve Grant Thornton’s dismissal and Moss Adams’ appointment as the Company’s independent registered public accounting firm.
Grant Thornton served as our independent accountant for the fiscal years ended December 31, 2017 and 2016, and for the subsequent interim period through March 29, 2018.
The reports of Grant Thornton on the financial statements of the Company as of and for the fiscal years ended December 31, 2017 and 2016, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through March 29, 2018, (i) the Company had no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference in connection with its opinion to the subject matter of such disagreement and (ii) there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.
During the fiscal year ended December 31, 2017, and the subsequent interim period preceding the engagement of Moss Adams, the Company did not consult Moss Adams regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
A copy of Grant Thornton’s letter, dated March 30, 2018, stating its agreement with the above statements, is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 30, 2018.
The decision to change accountants was recommended by the Audit Committee and approved by the Board of Directors.
The Company does not anticipate that a representative of Moss Adams will be present at the Annual Meeting.

Fees Paid to Moss Adams LLP and Grant Thornton LLP
The following is a summary and description of fees for services provided by Moss Adams in 2018 and Grant Thornton in 2017 to the Company.

	2018	2017
Services	Moss Adams	Grant Thornton
Audit Fees (1)	$504,807	$807,354
Audit-Related Fees (2)	$350,000	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total	$854,807	$807,354

(1)
Audit Fees include professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees comprise fees for professional services reasonably related to the performance of the audit or review of the Company’s financial statements and are not otherwise included in “Audit Fees.” These services included audit and review services related to the contemplated acquisition of Sabalo Energy, LLC.

(3)	Tax Fees include professional services for tax compliance, tax advice and tax planning.
(4)	All Other Fees include fees for miscellaneous services other than the services reported under “Audit Fees,” “Audit Related Fees” and “Tax Fees” for the services in question.
Audit Committee Pre-Approval Policies and Procedures
To help assure independence of our independent auditor, the Audit Committee has established a policy whereby all audit, review, attest and non-audit engagements of the principal auditor or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. This policy is set forth in our Audit Committee Charter. Of the fees shown below in the table, which were paid to our independent auditors, 100% were approved by the Audit Committee.

AUDIT COMMITTEE REPORT
Our Audit Committee reports to and acts on behalf of our Board by providing oversight of our financial management, independent auditor and financial reporting procedures. The Audit Committee operates under a written charter adopted by the Board. Our management is responsible for preparing our consolidated financial statements, and our independent auditor is responsible for auditing those consolidated financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditor. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor prior to their release and filing.
It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and do not represent themselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated audited financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated audited financial statements.
The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee received from the independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.
The Audit Committee considered the fees and costs billed and expected to be billed by the independent auditor for our audit services.  The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditor are compatible with maintaining auditor independence.
In addition, the Audit Committee reviewed its Charter and received reports as required by its policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.
The Audit Committee has discussed with the independent auditor, with and without management present, its evaluation of our internal accounting controls and the overall quality of our financial reporting.
Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Earthstone Energy, Inc. be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.
AUDIT COMMITTEE
Jay F. Joliat (Chair)
Phillip D. Kramer
Zachary G. Urban
(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Earthstone Energy, Inc. specifically incorporates the Report by reference therein.)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Flatonia Energy, LLC
Flatonia Energy, LLC (“Flatonia”), a subsidiary of Parallel Resources, LLC (“PRP”), which owns approximately 10.3% of our outstanding Class A Common Stock and approximately 4.6% of our outstanding voting power (outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class), is a party to an industry standard joint operating agreement (the “Operating Agreement”) with Earthstone Operating, LLC (“ESO”) one of our wholly owned subsidiaries.  This agreement was entered into prior to the closing of the Flatonia Contribution Agreement on December 19, 2014 under which PRP acquired shares of our Class A Common Stock.  The Operating Agreement covers certain jointly owned oil and gas properties located in the Eagle Ford trend in Texas. During the year ended December 31, 2018, Flatonia paid us $6.1 million as its share of joint operating costs associated with these properties which reflects charges by ESO for its direct costs and operating expenses under the joint Operating Agreement.  During 2018, ESO paid $12.4 million to Flatonia for its share of net revenues associates with these properties.
Registration Rights Agreement
Pursuant to the terms of the contribution agreement dated November 7, 2016 and as amended on March 21, 2017 (the “Bold Contribution Agreement”), by and among the Company, EEH, Lynden USA Inc., Lynden USA Operating, LLC, Bold Holdings and Bold Energy III LLC, at the closing of the Bold Contribution Agreement, the Company, Bold Holdings, and the unitholders of Bold Holdings entered into a registration rights agreement (the “Registration Rights Agreement”) relating to the shares of Class A Common Stock issuable upon the exchange of the EEH Units and Class B Common Stock held by Bold Holdings or its unitholders. In accordance with the Registration Rights Agreement, we filed a registration statement on Form S-3 (the “Registration Statement”) with the SEC to permit the public resale of the shares of Class A Common Stock issued by the Company to Bold Holdings or its unitholders in connection with the exchange of Class B Common Stock and EEH Units in accordance with the terms of the EEH LLC Agreement. On October 18, 2017, the Registration Statement was declared effective by the SEC.
Exchange Right

In accordance with the terms of the EEH LLC Agreement, the EEH Unit Holders generally have the right to exchange their EEH Units (and a corresponding number of shares of our Class B Common Stock), for shares of our Class A Common Stock (the “Exchange Right”) at an exchange ratio of one share of Class A Common Stock for each EEH Unit (and a corresponding share of Class B Common Stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash (pursuant to the cash option). As an EEH Unit Holder exchanges its EEH Units, our interest in EEH will be correspondingly increased.
Voting Agreement
On May 9, 2017, in connection with the closing of the Bold Contribution Agreement, the Company, EnCap and Bold Holdings entered into a voting agreement (the “Voting Agreement”), pursuant to which EnCap and Bold Holdings agreed not to vote any shares of Class A Common Stock or Class B Common Stock held by them in favor of any action, or take any action that would in any way alter the composition of the Board from its composition immediately following the closing of the Bold Contribution Agreement as long as the Voting Agreement is in effect. Immediately following the closing of the Bold Contribution Agreement, the Board was increased to nine members from eight members, four of which were designated by EnCap, three of which are independent, and two of which are members of management, including our Chief Executive Officer. At any time during the effectiveness of the Voting Agreement during which EnCap’s collective ownership of Earthstone exceeds 50% of the total issued and outstanding voting stock, EnCap may remove and replace one director that was not originally designated by EnCap, and his or her successors. Any such removal and replacement will be conducted in accordance with the provisions of our Certificate of Incorporation and Bylaws then in effect. The Voting Agreement terminates on the earlier of (i) May 9, 2022 and (ii) the date upon which EnCap and Bold Holdings collectively own, of record and beneficially, less than 20% of our outstanding voting stock.
Policies and Procedures for Approval of Related Party Transactions
Our officers and directors are required to obtain Audit Committee approval for any proposed related party transactions. In addition, our Code of Ethics requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics states that a conflict of interest exists when an individual’s private interest interferes in any way or even appears to interfere with our interests and sets forth examples of the types of transactions that must be reported to our Board. Under our Code of Ethics, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Voting Instructions and Information
Who Can Vote? You are entitled to vote your Class A Common Stock and Class B Common Stock if our records show that you held your shares as of the record date, April 22, 2019. At the close of business on that date, 28,842,513 shares of Class A Common Stock and 35,452,178 shares of Class B Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on the matters submitted for a vote at the Annual Meeting. The Class A Common Stock and the Class B Common Stock vote together as one class. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if a stockholder makes a written comment on the proxy card, otherwise communicates his or her vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.
Voting Your Proxy. If your shares are held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the Annual Meeting.
If you hold your shares in your own name as a holder of record with our transfer agent, Direct Transfer, LLC, you may instruct the proxies how to vote following the instructions listed on the proxy card, by signing, dating and mailing the proxy card in the postage paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. Of course, you can always attend to the meeting and vote your shares in person.
Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors: for each director nominee, for the approval of the advisory vote on executive compensation, for approval of the advisory vote on the frequency of future advisory votes on executive compensation every three years, and will be deemed to grant discretionary authority to vote upon any other matters properly before the Annual Meeting.
Matters to be Presented. We are not aware of any matters to be presented at the Annual Meeting, other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.
Revoking Your Proxy. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise our Corporate Secretary in writing before the proxies vote your shares at the meeting, deliver later-dated proxy instructions or attend the meeting and vote your shares in person. We will honor the proxy with the latest date.
How Votes Are Counted. A quorum is required to transact business at our Annual Meeting. A majority of the voting power of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented at the meeting in person or by proxy to constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. In addition, shares that constitute broker non-votes will be treated as present for purposes of determining whether a quorum is present.
Voting. You may either vote for, against or abstain on each of the proposals. Broker non-votes and abstentions will have no impact, as they are not counted as votes cast. Although the advisory votes in Proposals 2 and 3 are non-binding, as provided by law, our Board will review the results of the votes and, consistent with our commitment to stockholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of the advisory vote. If you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, such person will not be permitted to vote your shares in their discretion on the election of directors, the advisory vote on executive compensation, or the advisory vote on the frequency of future advisory votes on executive compensation.

Election of Directors. In the election of directors, the three Class I director nominees receiving the highest number of votes cast for in their favor will be elected as Class I directors to our Board of Directors, assuming a quorum is present at the Annual Meeting. Cumulative voting in the election of directors is not permitted.
Advisory Vote on Executive Compensation. Approval of the advisory vote on executive compensation requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting; provided that a quorum is present.
Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation. Approval of the frequency of future advisory votes on executive compensation requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting; provided that a quorum is present.
Board Recommendations. THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES, FOR THE APPROVAL OF THE ADVISORY VOTE ON THE COMPENSATION OF EARTHSTONE'S NAMED EXECUTIVE OFFICERS AND EVERY 3 YEARS FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.
Cost of Proxy Solicitation. We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting. We will pay the cost of this proxy solicitation. In addition, we expect that a number of our employees will solicit stockholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Stockholder Proposals
In order to submit stockholder proposals for the 2020 Annual Meeting of Stockholders for inclusion in the Company’s proxy statement pursuant to Exchange Act Rule 14a-8, materials must be received by our Corporate Secretary at the Company’s principal executive offices in The Woodlands, Texas, no later than December 27, 2019. The proposals must comply with all of the requirements of Exchange Act Rule 14a-8. Proposals should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
In addition, pursuant to our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose other business for consideration at the 2020 Annual Meeting of Stockholders must provide notice of such business to the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the date of the 2019 Annual Meeting (assuming that the 2020 Annual Meeting is within 30 days of the anniversary date of the 2019 Annual Meeting). Accordingly, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than February 6, 2020, and no later than March 7, 2020. Such notice should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested.  Such proposals must also meet the other requirements established by the SEC for stockholder proposals.
For any other meeting, the nomination or item of business must be received by the tenth (10th) day following the date of public disclosure of the date of the meeting. These requirements are separate from and in addition to the SEC’s requirements described in the first paragraph of this section relating to including a proposal in our proxy statements.
Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and this Notice of the 2019 Annual Meeting and Proxy Statement are available at https://www.iproxydirect.com/ESTE. We will promptly provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of our Annual Report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2018. Any such request should be directed to Earthstone Energy,

Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246. The Annual Report on Form 10-K for the fiscal year ended December 31, 2018 accompanying this proxy statement is not part of the proxy soliciting materials.
Eliminating Duplicative Proxy Materials

Stockholders having the same last name and address and individuals with more than one account registered at Direct Transfer, LLC, with the same address and who receive paper copies of the proxy materials will receive one copy of our proxy statement and annual report on Form 10-K, unless contrary instructions have been received from an affected stockholder. If you would like to enroll in this service or receive individual copies of all documents, please contact our Corporate Secretary by writing to Earthstone Energy, Inc., Attn: William A. Wiederkehr, Jr., 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246.
Incorporation by Reference
To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the section of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

By Order of The Board of Directors,

Dated: April 25, 2019	/s/ WILLIAM A. WIEDERKEHR, JR.
WILLIAM A. WIEDERKEHR, JR., Corporate Secretary

ANNUAL MEETING OF THE STOCKHOLDERS OF EARTHSTONE ENERGY, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR all of the listed nominees, FOR Proposal 2, and FOR THREE YEARS in Proposal 3.

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Proposal 1 →	**FOR ALL**	**WITHHOLD ALL**	**FOR ALL EXCEPT**	
Election of Class I Director Nominees:	☐	☐		
Frank A. Lodzinski			☐	**CONTROL ID:**
Ray Singleton			☐	**REQUEST ID:**
Wynne M. Snoots, Jr.			☐	

Proposal 2 →	**FOR**	**AGAINST**	**ABSTAIN**
To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

Proposal 3 →	**1 YEAR**	**2 YEARS**	**3 YEARS**	**ABSTAIN**
Advisory vote regarding frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 5, 2019: The Notice, Proxy Statement and Form 10-K are available at www.iproxydirect.com/ESTE.

NOTE: In their discretion, Proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IMPORTANT: Please print your name and sign exactly as your name appears in the records of the Company. When shares are held by joint tenants, both should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is a company, please provide the full name of the company and a signature from a duly authorized officer, giving the officer's full title as such. If your shares are held at a brokerage house, please indicate in the space provided the name of the brokerage house and the number of shares held.

Dated: ____________________, 2019

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(Print Name of Stockholder and/or Joint Tenant)

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(Signature of Stockholder)

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(Second Signature if held jointly)